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                                                                     EXHIBIT 1.2

                                   OPTEL, INC

                              CLASS A COMMON STOCK

                               PURCHASE AGREEMENT


VPC CORPORATION
300 VIGER AVENUE EAST
MONTREAL, QUEBEC H2X 3W4
CANADA

Dear Sirs:

         OpTel, Inc., a Delaware corporation (the "Company"), confirms its agreement with you (the "Purchaser") with respect to the sale by the Company and the purchase by you of 1,000,000 shares (the "Separate Securities") of Class A Common Stock of the Company, par value $.01 per share (the "Common Stock"). The Common Stock has been registered under the Securities Act of 1933, as amended (the "Act") on a registration statement on Form S-1 (the "Registration Statement").

1. Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms used in this Agreement have the meanings set forth below:

         1.1 "Selling Stockholders" and "Underwritten Securities" shall each have the meanings given to such terms in the Underwriting Agreement.

         1.2 "Underwriting Agreement" shall mean the Underwriting Agreement of even date herewith between Salomon Smith Barney Inc., Goldman, Sachs & Co., Bear, Stearns & Co. Inc., CIBC World Markets Corp.(collectively, the "Underwriters"), the Company and the Selling Stockholders pursuant to which the Underwriters shall purchase the Underwritten Securities from the Company and the Selling Stockholders.

2. Sale and Delivery to the Purchaser; Closing. The Company agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Company,
         at a purchase price of $    per share, all of the Separate Securities.
         Payment of the purchase price for, and delivery of, the Separate Securities shall be made on the same date (the "Closing Date") and at the same place and time as the closing of the sale of the Underwritten Securities pursuant to the Underwriting Agreement. Payment shall be made by wire transfer or certified check or checks payable in immediately available funds to the order of the Company or as the Company may direct.

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3.       Covenants of the Company. The Company hereby covenants to the Purchaser that the Company will comply in all respects with the provisions of
         Section 5(i)(a) and (b) of the Underwriting Agreement as fully as if the covenants set forth therein were set forth herein; provided, however, that each reference to the Representatives or the Underwriters in such sections shall for all purposes of this Section 3 be deemed to refer to the Purchaser.

4. Conditions of the Purchasers' Obligations. The obligations of the Purchaser to purchase and pay for the Separate Securities are subject to the following conditions:

         4.1 At the Closing Date, the Purchaser shall have been furnished with such opinions as are furnished to the Underwriters pursuant to Sections 6(b), (c) and (d) of the Underwriting Agreement, provided, however, that each reference to the Securities in such sections shall for all purposes of this
                  Section 4.1 be deemed to refer to the Separate Securities and each reference to the Agreement in such sections shall for all purposes of this Section 4.1 be deemed to refer to this Agreement and not the Underwriting Agreement.

         4.2 No stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

         4.3 The Underwriters shall have purchased the Underwritten Securities pursuant to the terms of the Underwriting Agreement simultaneously with the sale of the Separate Securities hereunder.

         If any condition specified in this Section 4 shall not have been fulfilled in all material respects prior to ____ 1999, this Agreement may be terminated by the Purchaser by notice to the Company, and such termination shall be without liability on the part of any party except as set forth in Section 5.

5. Payment of Expenses. The Company agrees to pay all expenses incident to the performance of its obligations hereunder and further agrees to pay on-demand all out-of-pocket expenses incurred by the Purchaser in connection with the purchase of the Separate Securities, whether or not the transactions contemplated by this Agreement are consummated (other than as a result of a breach by the Purchaser of its obligations hereunder).

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in the State of New York.

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7.       Counterparts. This Agreement may be executed in one or more counterparts and, when a counterpart has been executed by each party, all such counterparts taken together shall constitute one and the same agreement.

         If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument will become a binding agreement between you and the Company in accordance with its terms.

                                                   Very truly yours,


                                                   OPTEL, INC.


                                                   By:
                                                       ---------------------
                                                       Name:
                                                       Title:



                                                   By:
                                                       ---------------------
                                                       Name:
                                                       Title:


Confirmed and accepted as of the
___ day of May, 1999:


VPC CORPORATION



By:
    --------------------
    Name:
    Title: